EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2007
Dallas, Texas, August 14, 2007 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the second quarter and six months ended June 30, 2007.
For the quarter, Hallwood reported a net loss of $573,000, or $0.38 per share, compared to a net loss of $499,000, or $0.33 per share, in 2006.
For the six months, the net loss was $7.9 million, or $5.21 per share, compared to a net loss of $35,000, or $0.02 per share, in 2006. The 2007 six month loss included an equity loss from the Company’s Hallwood Energy, L.P. affiliate in the amount of $12.4 million.
Following is a comparison of results for the 2007 and 2006 periods:
Operating Income. For the 2007 and 2006 quarters, operating income, primarily from textile products operations, was $1.4 million and $68,000, on revenue of $32.1 million and $28.7 million, respectively.
For the six months, operating income was $795,000 and $1.4 million, on revenue of $60.4 million and $59.5 million, respectively.
Fluctuations in revenue and operating income were primarily due to military sales, which were $16.7 million and $28.7 million for the three months and six months ended June 30, 2007, compared to $13.2 million and $28.9 million in 2006, respectively.
Other Income (Loss). Other income (loss) consists of equity from the Company’s 25% minority investment in its Hallwood Energy, L.P. affiliate, interest expense, and interest and other income.
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For the 2007 and 2006 second quarters, other income (loss) was a loss of $2.0 million and $692,000, including an equity loss from its energy investment of $1.9 million in 2007 and $684,000 in 2006, respectively.
For the 2007 and 2006 six months, other income (loss) was a loss of $12.6 million and $1.1 million, respectively, including an equity loss from its energy investment of $12.4 million and $1.0 million, respectively.
Income Taxes. For the 2007 second quarter, the income taxes was a benefit of $68,000, included a non cash deferred federal tax benefit of $297,000 and state tax expense of $229,000. For the 2006 second quarter, the income taxes was a benefit of $125,000, which included a non cash deferred federal tax benefit of $269,000 and state tax expense of $144,000.
For the 2007 six months, income taxes was a benefit of $3.9 million, which included a non cash deferred federal tax benefit of $4.1 million, a non cash deferred state tax benefit of $43,000 and state tax expense of $269,000. For the 2006 six months, income taxes was an expense of $358,000, which included a non cash deferred federal tax benefit of $19,000 and state tax expense of $377,000.
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The following table sets forth selected financial information for the three months and six months ended June 30, 2007 and 2006.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue	$32,065	$28,698	$60,373	$59,473

Operating income	$1,380	$68	$795	$1,374
Other income (loss)	(2,021)	(692)	(12,557)	(1,051)

Income (loss) before income taxes	(641)	(624)	(11,762)	323
Income tax expense (benefit)	(68)	(125)	(3,865)	358

Net loss	$(573)	$(499)	$(7,897)	$(35)

PER COMMON SHARE:
BASIC
Net loss	$(0.38)	$(0.33)	$(5.21)	$(0.02)

Weighted average shares outstanding	1,517	1,514	1,517	1,513

DILUTED
Net loss	$(0.38)	$(0.33)	$(5.21)	$(0.02)

Weighted average shares outstanding	1,517	1,514	1,517	1,513

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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